SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
AMERISTAR CASINOS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16, 2010

To the Stockholders of Ameristar Casinos, Inc.

Our 2010 Annual Meeting of Stockholders will be held at 8:00 a.m. (local time) on Wednesday, June 16, 2010, at the Prairie Room at Ameristar Casino Hotel Kansas City, 3200 North Ameristar Drive, Kansas City, Missouri 64161, for the following purposes:

1.	To elect the three Class C Directors named in the proxy statement to serve for a three-year term;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

3.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

A proxy statement containing information for stockholders is annexed hereto and a copy of our 2009 Annual Report is enclosed herewith.

Our Board of Directors has fixed the close of business on May 3, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

Ray H. Neilsen	Gordon R. Kanofsky
Chairman of the Board	Chief Executive Officer and Vice Chairman

Las Vegas, Nevada
April 30, 2010

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc., a Nevada corporation (“we,” “Ameristar” or the “Company”), for use only at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. (local time) on Wednesday, June 16, 2010, at the Prairie Room at Ameristar Casino Hotel Kansas City, 3200 North Ameristar Drive, Kansas City, Missouri, 64161, or any adjournments or postponements thereof. We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 7, 2010.

You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in “street name,” you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as you direct on the proxy card. If no choice is specified, proxies will be voted “FOR” the election as Directors of the persons nominated by our Board of Directors and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2010.

In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

Only stockholders of record at the close of business on May 3, 2010 are entitled to receive notice of and to vote at the Annual Meeting. As of March 31, 2010, there were 57,793,067 shares of our common stock (the “Common Stock”) outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

Directors are elected by a plurality of votes cast. You may not cumulate your votes in the election of Directors. Under Nevada law, the affirmative vote of a majority of the votes actually cast on the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, and generally on any other proposal that may be presented at the Annual Meeting, will constitute the approval of the stockholders.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors or the vote on the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2010.

The Estate of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder (the “Neilsen Estate”), owns 31,528,400 shares of our Common Stock, which represented approximately 54.6% of our voting power as of March 31, 2010. Ray H. Neilsen and Gordon R. Kanofsky, who are Directors and executive officers of Ameristar and the co-executors of the Neilsen Estate, have advised us that they intend to vote all the shares held by the Neilsen Estate “FOR” the election as Directors of the persons nominated by the Board of Directors and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. The Neilsen Estate’s vote by itself will be sufficient to cause the election of the Directors nominated by the Board of Directors and the ratification of the selection of Ernst & Young LLP.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON JUNE 16, 2010

The Notice of Annual Meeting of Stockholders, this proxy statement and accompanying proxy card and our 2009 Annual Report to stockholders are also available on our website at www.ameristar.com/investors. You will not be able to vote your proxy on the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board of Directors permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at eight. Of the eight incumbent Directors, three are Class C Directors whose terms are expiring at the Annual Meeting and whom our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

The Board of Directors has nominated each of the incumbent Class C Directors, Carl Brooks, Gordon R. Kanofsky and J. William Richardson, to be elected for a term expiring at the 2013 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

The following sets forth information as of April 15, 2010 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire in 2011, 2012 and 2010, respectively.

Name	Age	Position

Ray H. Neilsen	46	Chairman of the Board and Class A Director
Gordon R. Kanofsky	54	Chief Executive Officer, Vice Chairman of the Board and Class C Director
Larry A. Hodges	61	President, Chief Operating Officer and Class A Director
Thomas M. Steinbauer	59	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	53	Senior Vice President, General Counsel and Chief Administrative Officer
Carl Brooks*†	60	Class C Director
Luther P. Cochrane*†	61	Class A Director
Leslie Nathanson Juris†	63	Class B Director
J. William Richardson*	62	Class C Director

*	Member of the Audit Committee.

†	Member of the Compensation Committee.

Mr. Neilsen has been Chairman of the Board since May 2008. He was Senior Vice President of the Company from January 2007 to May 2008 and Co-Chairman of the Board from November 2006 to May 2008. He was Vice President of Operations and Special Projects of the Company from February 2006 to January 2007. Mr. Neilsen was Senior Vice President and General Manager of Ameristar Vicksburg from June 2000 to February 2006 and Senior Vice President and General Manager of Ameristar Council Bluffs from October 1997 to January 2000. Mr. Neilsen has held other management positions with Ameristar or its subsidiaries since 1991. He is co-executor of the Neilsen Estate, and he serves as co-trustee and a member of the board of directors of The Craig H. Neilsen Foundation (the “Neilsen Foundation”), a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment, and has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. He holds a Bachelor of Science degree in History from the Albertson College of Idaho and a Master in Business Administration degree from the Monterey Institute of International Studies. Mr. Neilsen is the son of Craig H. Neilsen, Ameristar’s founder and former Chairman of the Board, Chief Executive Officer and majority stockholder.

Mr. Neilsen’s many years of operational experience with Ameristar, including prior service as General Manager of two of the Company’s properties, adds a significant depth of knowledge about the Company’s business to an understanding of the goals, core values and principles upon which the Company was founded and is based.

Mr. Kanofsky joined the Company in September 1999 and has been Chief Executive Officer and Vice Chairman of the Board since May 2008. Prior to that, he was Executive Vice President since March 2002 after having initially served as Senior Vice President of Legal Affairs. He was Co-Chairman of the Board from November 2006 to May 2008. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Neilsen Estate, and he is co-trustee and a member of the board of directors of the Neilsen Foundation. He also has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. In addition, he serves on the board of directors of the American Gaming Association and previously served on the Association’s Task Force on Diversity. Mr. Kanofsky has served in various volunteer capacities for the Cystic Fibrosis Foundation. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

Mr. Kanofsky’s long service as a senior executive officer of Ameristar, both during and after the tenure of Craig H. Neilsen, gives him broad experience in all aspects of the Company’s business. His background in corporate transactional and securities law prior to joining Ameristar is valuable in many aspects in the Company’s business, including legal affairs, government relations, regulatory compliance, finance and corporate development.

Mr. Hodges has been a Director of the Company since March 1994 and was elected President and Chief Operating Officer of the Company in May 2008. From September 2005 to May 2008, he was a Managing Director of CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC) (“CRP”), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRP. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges holds a Bachelor of Arts degree from California State University, San Bernardino and is a graduate of the Harvard Business School Program for Management Development.

Mr. Hodges benefits Ameristar with his executive management experience operating large consumer-oriented businesses, in addition to his extensive knowledge of the Company’s business gained from his 16 years as a Director of the Company.

Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. He was elected Secretary of the Company in June 1998 and Chief Financial Officer in July 2003. Mr. Steinbauer has more than 30 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

Mr. Steinbauer, our longest-serving executive officer, has unique knowledge of the Company’s development as well as expertise gained from many years of experience in the financial and operational areas of the gaming industry.

Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002 and was elected to the additional position of Chief Administrative Officer in May 2008. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is President and chairman of the board of directors of Ameristar Cares Foundation, Inc., the Company’s non-profit charitable foundation. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

Mr. Brooks was elected as a Director of the Company in October 2006. He has been President of The Executive Leadership Council since 2001 and Chief Executive Officer since 2004. Founded in 1986, The Executive Leadership Council is the nation’s premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years’ experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He serves on the Financial Services Diversity Council of Chrysler LLC and is Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College and the recipient of an Honorary Doctorate of Humane Letters from the Richmond Virginia Seminary.

Mr. Brooks brings to the Board not only his past and present personal experience as an executive, including his experience with diversity programs, but also his knowledge gained from personal relationships with senior executive leaders at a broad range of large successful companies.

Mr. Cochrane was elected as a Director of the Company in January 2006. Since June 2004, he has been Chairman and Chief Executive Officer of BE&K Building Group, Inc., a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions. From 1998 to March 2004, he was Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill.

In addition to his management skills and experience as a chief executive officer, Mr. Cochrane’s background in construction services and law is valuable to the Company in managing relationships with contractors and analyzing and completing construction projects.

Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 30 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of

Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. She was also a lecturer at the Kellogg School of Management at Northwestern University over a 20 year period. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

By virtue of her extensive management consulting experience in the areas of leadership, strategy and organizational change and her academic background in organizational development, Ms. Nathanson Juris provides important insights and assistance to the Board and management on leadership development and other matters of critical importance to Ameristar.

Mr. Richardson became a Director of the Company in July 2003. Since August 2007, he has been a member in Forterra Real Estate Advisors I, LLC, which invests in and advises with respect to the construction and acquisition of telephone call centers in the United States. Mr. Richardson has more than 30 years’ experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive positions with Interstate Hotels Corporation (a predecessor of IHR), including Chief Executive Officer and most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance of the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

Mr. Richardson brings to the Board over 30 years of experience in the hospitality industry and experience as Chief Financial Officer of a public company that is highly relevant to Ameristar’s operations, and he meets the qualifications of an “audit committee financial expert” under Securities and Exchange Commission rules.

Officers serve at the discretion of the Board of Directors.

Corporate Governance

The Board of Directors currently consists of eight members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board of Directors held five meetings during 2009.

Director Independence.  The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Brooks, Cochrane and Richardson and Ms. Nathanson Juris) are “independent,” as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.’s listing requirements. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.’s requirements.

Stockholder Communications with Directors.  Stockholders may communicate with the Board of Directors, committees of the Board of Directors, our independent Directors as a group or individual Directors by mail addressed to them at our principal office in Las Vegas. The Company transmits these communications directly to the Director(s) without screening them.

Audit Committee.  The Audit Committee consists of Messrs. Richardson, Brooks and Cochrane, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is “independent,” as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.’s listing requirements, and also meets the requirements set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Richardson is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter is posted on our website at www.ameristar.com/investors. The functions of the Audit Committee include: selecting the Company’s independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; overseeing certain aspects of enterprise risk management; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held four meetings during 2009.

Compensation Committee.  The Compensation Committee consists of Ms. Nathanson Juris and Messrs. Brooks and Cochrane, with Ms. Nathanson Juris serving as Chair of the Committee. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; administering our stock-based incentive compensation plans; and selecting participants for our Deferred Compensation Plan. The Compensation Committee held four meetings during 2009.

Director Nominations.  We have no nominating committee or committee performing similar functions because we believe that a nominating committee would only add an unnecessary extra layer of corporate governance. Nominations of Directors are made by the entire Board of Directors, half of whom are independent as described above. While the listing requirements of The Nasdaq Stock Market, Inc. generally require nominations to be made by an independent committee or a majority of the independent Directors, we are exempt from this requirement as a “controlled company” by virtue of the Neilsen Estate’s ownership of a majority of our voting power.

The Board of Directors has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Board of Directors will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Board of Directors or the Secretary of the Company at our principal office in Las Vegas. The Board of Directors has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Board of Directors does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but, in evaluating potential nominees, it takes into account the backgrounds and experience of the existing Directors with the goal that the Board should consist of individuals with diverse backgrounds and experience. The Board assesses the effectiveness of these efforts when evaluating potential nominees and assessing the composition of the Board. The Board of Directors evaluates potential nominees without regard to the source of the recommendation. The Board of Directors identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees.

Board Leadership Structure.  In accordance with our Amended and Restated Bylaws, the Board of Directors elects our Chairman of the Board and our Chief Executive Officer, or CEO, and each of these positions may be held by the same person or may be held by different people. In connection with our management reorganization in 2008 (see “Executive Compensation — Compensation Discussion and Analysis— Background”), the Board of Directors separated the roles of Chairman and CEO. The positions were filled by Messrs. Neilsen and Kanofsky, respectively, each of whom is a member of our management and also a representative of our majority stockholder. The Board believes this leadership structure is appropriate for the Company at this time, as our CEO is responsible for the day to day management and performance of the Company, while the Chairman provides oversight of management functions and input on corporate strategy.

The non-employee members of the Board of Directors have not chosen to designate a lead independent director, although they may do so in the future. However, the Board believes that independent Board leadership is important as illustrated by several of our governance practices. Each of our non-employee Directors stays actively informed about substantially all matters before the Board of Directors and typically participates as a guest in all meetings of committees of the Board of which he or she is not a member. The Chair of each committee provides focused leadership in the areas of responsibility of such committee. The non-employee Directors meet periodically in executive session outside the presence of management. Any non-employee Director may request that an executive session of the non-employee members of the Board be scheduled.

Director Attendance of Meetings.  During 2009, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. Each member of the Board of Directors attended the 2009 Annual Meeting of Stockholders.

The Role of the Board of Directors in Risk Oversight

Although day-to-day management of enterprise risk is the responsibility of the Company’s management, our Board of Directors, as a whole and also at the Committee level, has an active role in general oversight of the management of the Company’s risks.

While the full Board of Directors retains general responsibility for risk oversight, its Committees are specifically charged with oversight of certain significant aspects of risk management. Among the Audit Committee’s primary functions is oversight of the management of risks related to internal control over financial reporting. Between quarterly Committee meetings, the Chair of the Audit Committee maintains ongoing communications from time to time with the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Vice President of Internal Audit, others in senior management and our independent auditor. In addition, the Vice President of Internal Audit reports directly to the Chair of the Audit Committee. The Compensation Committee, which generally meets quarterly, oversees risks related to our compensation of management. The Chair of the Compensation Committee and senior management confer regularly between Committee meetings. Pursuant to various state gaming regulatory requirements, the Company has a four-member Compliance Committee that meets quarterly, one of which members is required to be an outside Director of the Company.

The outside Director member of the Compliance Committee typically provides an oral report to the entire Board of Directors within one day following each meeting of the Compliance Committee. In the case of the Audit and Compensation Committees, the other non-member outside Directors typically participate as guests in these Committee meetings. To the extent that any outside Director does not attend any such meeting, he or she is generally briefed on the Committee meeting by the Chair of the Committee or another member.

The Board of Directors receives periodic reports from the Company’s management, including evaluations of present or emerging risks, and regularly invites key members of management to its meetings, which include discussions of relevant risks, the extent to which mitigation of those risks is feasible and the processes, policies and persons employed to mitigate those risks.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. The Code of Ethics is posted on our website at www.ameristar.com/investors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2010 concerning “beneficial” ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated.

			Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock

Estate of Craig H. Neilsen	31,528,400	(1)	54.6%
Ray H. Neilsen	31,674,497	(2)(3)	54.8%
Gordon R. Kanofsky	31,949,244	(2)(4)	55.3%
Kornitzer Capital Management, Inc.	3,625,168	(5)	6.3%
PAR Investment Partners, L.P.	2,952,638	(6)	5.1%
Larry A. Hodges	182,012	(7)	(8)
Peter C. Walsh	368,351	(9)	(8)
Thomas M. Steinbauer	174,937	(10)	(8)
Carl Brooks	38,750	(11)	(8)
Luther P. Cochrane	38,750	(11)	(8)
Leslie Nathanson Juris	77,250	(12)	(8)
J. William Richardson	77,075	(13)	(8)
All executive officers and Directors as a group (9 persons)	33,052,466	(14)(15)	55.9%

(1)	The Neilsen Estate’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169.

(2)	Includes 31,528,400 shares beneficially owned by the Neilsen Estate, of which Messrs. Neilsen and Kanofsky are co-executors and as to which shares Messrs. Neilsen and Kanofsky share voting and dispositive power.

(3)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 92,010 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options.

(4)	Mr. Kanofsky’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 40,195 shares held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 320,149 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options held by Mr. Kanofsky’s family trust. Includes 60,500 shares that may become distributable to Mr. Kanofsky within 60 days of March 31, 2010 in respect of vested restricted stock units under certain circumstances.

(5)	Kornitzer Capital Management, Inc. (“Kornitzer”), a registered investment adviser whose mailing address is 5420 West 61st Place, Shawnee Mission, Kansas 66205, has reported sole voting power as to all these shares, sole dispositive power as to 3,526,724 of these shares and shared dispositive power as to 98,444 of these shares. This information is derived from a Schedule 13G, dated January 22, 2010, filed by Kornitzer with the SEC.

(6)	PAR Investment Partners, L.P. (“PAR”), an investment partnership whose mailing address is One International Place, Suite 2401, Boston Massachusetts 02110, and affiliates have reported sole voting power and sole dispositive power as to all of these shares. This information is derived from a Schedule 13G, dated March 8, 2010, filed by PAR and affiliates with the SEC.

(7)	Includes 125,887 shares that may be acquired upon exercise of stock options, and 10,444 shares that may be acquired upon the vesting of restricted stock units, in each case within 60 days of March 31, 2010. Shares and options are held by a family trust of which Mr. Hodges is the trustee.

(8)	Represents less than 1% of the outstanding shares of Common Stock.

(9)	Includes 359,226 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options. Options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power.

(10)	Includes 32,935 shares held jointly by Mr. Steinbauer and his wife, with respect to which they share voting and dispositive power. Includes 131,609 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options.

(11)	Includes 36,875 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options.

(12)	Includes 75,375 shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options. Options are held by a family trust of which Ms. Nathanson Juris is co-trustee with her husband, with whom she shares voting and dispositive power.

(13)	Includes 74,375 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options.

(14)	Includes 1,682,544 shares that may be acquired within 60 days of March 31, 2010 upon exercise of stock options or vesting of restricted stock units.

(15)	Some of these shares are held in margin accounts and subject to being borrowed and pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, our officers and Directors, as well as beneficial owners of more than 10% of our Common Stock, are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. A Form 4 report by Mr. Hodges, our President and Chief Operating Officer, to report the forfeiture, in lieu of tax withholding, of 2,762 shares to be delivered upon vesting of restricted stock units was inadvertently not filed by the due date of June 2, 2009. The report was filed on July 28, 2009. Based on our review, we concluded that all other required reports for 2009 were timely filed.

PROPOSAL NO. 2

RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Audit Committee are requesting stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Ernst & Young LLP was our independent registered accounting firm for the fiscal year ended December 31, 2009 and has been selected by the Audit Committee to serve in such capacity during 2010. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services to the Company and our subsidiaries during 2009 and 2008.

The aggregate fees billed by Ernst & Young LLP for 2009 and 2008 for each of the following categories of services are set forth below:

	2009	2008

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Act Section 404 attestation
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with regulatory filings	$1,143,671	$1,282,617

Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
— 2009 and 2008: employee benefit plan audit	26,500	25,200
Tax Fees
• 2009 and 2008: primarily related to tax planning and advice and various tax compliance services	301,153	275,443
All Other Fees
• May 2009 debt offerings and consultation related to proposed debt offering in 2008	42,674	116,428

Total	$1,513,998	$1,699,688

The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

The Board of Directors and the Audit Committee unanimously recommend a vote “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year 2010. The Company is not required to submit the selection of the independent registered public accounting firm to the stockholders for approval, but is doing so as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take that into account in selecting an independent registered public accounting firm for the year 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation and Process

Philosophy

Our compensation program for our named executive officers is intended to:

•	attract and retain executive officers with needed skills and qualities who exemplify the Company’s core values, including integrity, quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

•	enhance long-term stockholder value by motivating cooperative performance toward the near- and long-term goals that enable us to effectively compete in each of our markets through high-quality facilities and products and a strong focus on superior guest service and through the pursuit of attractive growth opportunities.

In order to achieve these goals, the Company generally seeks to compensate the named executive officers in cash at levels that are competitive with market practices and with attractive long-term incentives, while providing opportunities in both cases for above-market compensation for superior performance.

Background

The Company underwent significant changes in management in mid-2008 in connection with the departure of the then-President and Chief Executive Officer of the Company. Mr. Neilsen was elected Chairman of the Board, an executive officer position. Mr. Kanofsky was appointed Chief Executive Officer and Vice Chairman of the Board, with oversight responsibility for all of the Company’s affairs. Mr. Hodges joined management as President and Chief Operating Officer, undertaking primary management responsibility for the Company’s core operations, including casino, hotel, food and beverage, marketing, purchasing, entertainment, design, construction and information technology. Mr. Walsh added the responsibilities of Chief Administrative Officer over the human resources, administration and communications departments in addition to his positions as Senior Vice President and General Counsel. Mr. Steinbauer remained the Company’s Chief Financial Officer.

The Company’s compensation of its top management in 2009 largely continued the basic compensation structure implemented in the 2008 restructuring, with certain allowances made for the impact on the Company and its employees of, and management’s response to, the extreme and unforeseen national economic downturn beginning in 2008 and continuing throughout 2009.

Compensation Committee Matters

Scope of Authority.  The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our named executive officers and provide oversight of our compensation programs. The Committee also acts as the oversight committee with respect to our Deferred Compensation Plan, our 2009 Stock Incentive Plan (the “Stock Incentive Plan”) and bonus plans covering named executive officers. The Committee may delegate authority for day-to-day administration of those plans to

Company officers; however, authority to select participants and determine award levels for executive officer bonus plans may not be delegated, and authority to select participants and determine award levels for the Deferred Compensation Plan and Stock Incentive Plan may only be delegated to one or more individual members of the Committee. In practice, for the past several years, decisions concerning awards under our Stock Incentive Plan have been made by the full Committee.

Role of Executive Officers and Management.  The Chief Executive Officer formulates recommendations to the Committee on matters of compensation philosophy and plan design as well as specific compensation for the named executive officers. The Chief Executive Officer discusses with the Committee his assessments and compensation recommendations for each of the named executive officers, which may include himself. His recommendations are then considered by the Committee and approved or modified as the Committee deems appropriate. In doing so, the Committee typically seeks and considers the views of the Chairman of the Board.

Role of Compensation Consultant.  The Committee did not engage an independent compensation consultant in connection with making decisions relating to 2009 compensation. The Committee has engaged independent compensation consultants from time to time in the past as the Committee determined appropriate. In 2007, the Committee engaged an internationally recognized independent consulting firm to assist the Committee in reassessing the Company’s compensation philosophy, establishing 2007 cash and incentive compensation for the named executive officers and reviewing and recommending revisions to the Company’s change in control arrangements with named executive officers. The Committee’s 2009 compensation decisions continue to take into account the results of that and earlier analyses. In addition, during 2009 the Compensation Committee engaged the same firm in connection with evaluation of the compensation of Company management below the level of the named executive officers as well as the Committee’s preliminary considerations regarding 2010 compensation for the named executive officers.

Performance Measures

In setting compensation policies and making compensation decisions, the Committee primarily uses consolidated earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-cash or non-recurring items (Adjusted EBITDA), a non-GAAP financial measure, to measure corporate performance. Examples of adjustments include impairment charges related to intangible assets and pre-opening and rebranding expenses. The Committee believes Adjusted EBITDA is an appropriate measure for compensation decisions because it is the primary metric used by the Company and many of the Company’s competitors as well as financial analysts in evaluating many aspects of overall corporate performance, and it is a good indicator of stockholder value.

Benchmarking

We believe it is important to compensate our employees, including our named executive officers, in an amount and manner that makes us competitive in attracting and retaining individuals who have high skill levels and are top performers, which will drive our corporate success, as measured by stockholder value. The 2007 study by the Committee’s independent compensation consultant compared the compensation of the named executive officers at that time to a peer group selected from among others in the casino gaming industry within certain ranges of employee counts, revenues and market capitalization, and established a target competitive range calculated from the median amounts paid for comparable positions in the peer group. Changes since 2007 affecting many companies in that peer group, as well as significant changes in the gaming industry, equity markets and economic conditions, complicated direct reliance on the earlier comparisons. The Committee did not undertake a systematic update of peer group data for purposes of setting 2009 compensation and benchmarking was not a significant consideration in connection with establishing 2009 compensation. The Committee did update its evaluation of compensation by gaming industry peers during 2009 in the course of preliminary work on establishing compensation for 2010.

Components of Compensation for 2009

The primary elements of compensation for our management, including named executive officers, include base salary, an annual incentive cash bonus, equity-based compensation in the form of annual awards under our Stock Incentive Plan and a benefits package comprising retirement savings and health benefits. We believe management should be rewarded with total compensation that is increasingly weighted toward performance-based compensation and, especially, toward equity-based compensation as the executive’s position and responsibilities increase, because of the executive’s greater ability to impact the overall performance of the Company. This mix of compensation, with an emphasis on compensation that is tied to performance, furthers the objectives of the Company to attract and retain an effective management team and keep their incentives aligned with the long-term interests of our stockholders.

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The Committee’s objectives in establishing base salaries for the named executive officers are to compensate the officers for committing their time and skills for the benefit of the Company and to reflect the market value of their skill sets and productivity. Other forms of incentive and other compensation, including the annual incentive cash bonus, equity-based compensation awards and Company match on executives’ Deferred Compensation Plan deferrals, are directly tied to the amount of base salary for the named executive officers, as described in more detail below.

As mentioned above, the 2008 management realignment involved substantial reallocations of responsibilities. The Committee at that time established salaries that reflected the new responsibilities, without adding significant aggregate management compensation expense as compared to historical levels but also reflecting other key factors such as the relationship between the salary of the Chief Executive Officer and those of other officers and members of management (internal pay equity) and salaries paid in the industry to individuals in comparable positions. In early 2009, based on the recommendation of the Chief Executive Officer, the Committee decided to freeze the 2009 base salaries of the named executive officers at 2008 levels in order to demonstrate leadership in the Company’s cost-containment programs during the economic recession. Because incentive cash bonuses and annual equity-based compensation are dependent in part on base salaries, this salary freeze had flow-through effects on other forms of compensation for the named executive officers.

Incentive Cash Bonus

We have established an annual incentive cash bonus program in order to align senior executives’ goals with our performance objectives for the current year. The annual bonus awarded to each named executive officer is determined based on two factors:

•	corporate performance, expressed as the percentage of the Company’s actual Adjusted EBITDA to the target Adjusted EBITDA established by the Committee for the year; and

•	the bonus target factor established by the Committee for the executive’s position, expressed as a percentage of the individual’s base salary.

The Company’s target Adjusted EBITDA for the year is established in connection with management’s annual budgeting process and is intended to represent a level of performance that is the most probable of being achieved (i.e., a median result among possible future outcomes), assuming the successful implementation of the Company’s business plan. The Committee sets the Company’s target Adjusted EBITDA for the year in the first quarter of that year. The Committee defines the manner of calculation of Adjusted EBITDA, which may vary in some respects from Adjusted EBITDA used or publicly announced by the Company in other circumstances.

In 2007, the Compensation Committee adopted the Company’s Performance-Based Annual Bonus Plan (the “Bonus Plan”), which was subsequently approved by the Company’s stockholders. In February 2009, the Committee adopted the 2009 Bonus Opportunities and Performance Goal (the “2009 Bonus Criteria”) pursuant to the Bonus Plan. The 2009 Bonus Criteria established the following bonus target factors, expressed as a percentage of base salary, for the named executive officers:

Incentive Bonus
Position	Target Factor

Chief Executive Officer (Mr. Kanofsky)	100%
Chairman of the Board (Mr. Neilsen)	100%
President and Chief Executive Officer (Mr. Hodges)	100%
Senior Vice Presidents (Messrs. Walsh and Steinbauer)	75%

The 2009 Bonus Criteria set the Company’s target Adjusted EBITDA Before DC (“EBITDADC”) at $317,600,000. EBITDADC was defined as consolidated earnings before (i) interest, taxes, depreciation and amortization, (ii) items that are disregarded in determining “Adjusted EBITDA” as reported in the Company’s public earnings releases and (iii) income or expense attributable to changes in the value of the Company’s deferred compensation plan assets and liabilities that do not affect net income. The 2009 Bonus Criteria provided that each executive officer would be paid his target bonus if the Company’s actual EBITDADC were within 1% of the target EBITDADC, and that the bonus earned would increase in steps (generally of 5% of target bonus for each 1% increase over target EBITDADC), from 105% of the target bonus at 102% of target EBITDADC up to a maximum of 150% of the target bonus at 110% or more of target EBITDADC. Similarly, the bonus earned would decrease from 95% of target bonus at 98% of target EBITDADC to zero at 85% or less of target EBITDADC. This formula is less sensitive to changes in earnings than the formula used in 2007 and 2008, but it also reduces the maximum bonus from 200% of target to 150% of target. Under the Bonus Plan, the Committee retains discretion to reduce (but not increase) incentive bonuses from the levels provided in the 2009 Bonus Criteria based on the Committee’s assessment of individual merit or such other factors as the Committee may determine.

Actual 2009 EBITDADC was $333,120,000, or approximately 105% of the target and, therefore, a bonus of 120% of target bonus was paid to each of the named executive officers pursuant to the 2009 Bonus Criteria.

Equity-Based Compensation

Our primary form of long-term compensation is grants of equity-based awards made pursuant to the Stock Incentive Plan awarded upon hiring or promotion to an eligible position and thereafter annually. Equity-based awards are designed to align executives’ interests with the interests of stockholders by increasing in value as the price of our stock increases. They also give executives a greater incentive to focus on the long-term stockholder value, growth and performance of the Company and allow us to remain competitive in the market for management talent. Our equity-based awards help retain our named executive officers because they vest over a period of years and, to the extent not vested, are forfeited if the officer leaves the Company.

In 2009, equity-based awards for the named executive officers included stock options and restricted stock units (“RSUs”). The Company also uses stock options and RSUs for the equity-based compensation of management below the level of the named executive officers. The Committee began using RSUs for compensation of the named executive officers in 2008, in part due to the determination that other forms of performance-based equity compensation lacked the retention and incentive benefits of RSUs in prevailing economic conditions.

Size of Grants

The Committee evaluates equity-based compensation in terms of the fair value of options to purchase Common Stock and RSUs, using the Black-Scholes-Merton option pricing model and historical average stock prices shortly before the grant date to estimate the value of the equity compensation to be awarded.

In connection with the executive management realignment in May 2008, the Committee established target factors for equity-based compensation for each of the named executive officers. In the case of Messrs. Kanofsky, Neilsen, Hodges and Walsh, these target factors are set forth in their respective employment agreements. These factors, expressed as a percentage of base salary at the time of grant, are as follows:

Equity Compensation
Name	Target Factor

Mr. Kanofsky	200%
Mr. Steinbauer	125%
Mr. Neilsen	200%
Mr. Hodges	175%
Mr. Walsh	150%

Higher equity compensation target factors for positions of broader responsibility implement the Company’s philosophy that increased responsibility should correspond to compensation that is increasingly tied to the equity performance.

Individual target grants were determined as the product of (i) the target factor for the named executive officer and (ii) the named executive officer’s base salary. These factors produced a target value and, when divided by the per-share fair value of the options, a target number for options granted at market price.

For 2009, the Committee exercised its discretion to increase equity-based compensation from contractual levels. The Chief Executive Officer recommended the award of an additional $2,000,000 pool of options and RSUs for the 2009 annual equity grants to be allocated among members of the Company’s management at the level of Chief and above (a total of nine persons), based on the turnaround in the performance of the Company, improvements in management morale and performance, a financial analysis of the amount of grants and forfeitures from 2006 to 2008 under the predecessor to the Stock Incentive Plan, the Company’s Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”), which reflected a substantial decrease in stock compensation expense associated with the net grants in 2008 compared to prior years, and equitable considerations involving the relative outcomes of certain incentive compensation elements for the named executive officers versus other management of the Company. The Committee determined that such a discretionary increase in the 2009 annual equity grants for certain members of management was appropriate.

The Black-Scholes-Merton values of the respective discretionary increases to the named executive officers’ equity compensation targets were as follows:

Mr. Kanofsky	$525,000
Mr. Steinbauer	$265,000
Mr. Neilsen	$265,000
Mr. Hodges	$110,000
Mr. Walsh	$300,000

These individual discretionary amounts were determined taking into account the considerations described above.

Forms of Equity-Based Compensation

In 2009, the Committee allocated awards of equity-based compensation for each named executive officer between options and RSUs in a ratio such that approximately one dollar of value of options (determined using the Black-Scholes-Merton pricing model) would be awarded for each three dollars of value of RSUs (each RSU is assumed to have the same value as one share of Common Stock as of the grant date). This ratio in values between options and RSUs was the same as that used in 2008 and 2007, although the increased relative value of options in 2009 resulted in grants of more RSUs than options in order to maintain the same three-to-one value ratio. The allocation is intended to provide a mix of incentives that promotes employee retention in all environments while neither over-emphasizing near-term stock prices nor creating excessive incentives for risk-taking, and yet retaining some of the greater upside potential of a larger number of options alone. Comparing the grant-date Black-Scholes-Merton valuation of the stock options to the market price of the Company’s Common Stock on the same date, each stock option had a fair value at the time of the annual grants approximately equal to 40% of that of an RSU.

Options

Options create incentives for management to take actions in order to increase the price of the underlying securities, thereby maximizing stockholder returns. Because our stock options are granted with an exercise price equal to the market value (defined as the average of the high and low sale prices of our Common Stock) on the date of grant, the options have value only to the extent that the price of our Common Stock increases compared to the price at the time of grant. Conversely, the value of options can significantly decrease, including to zero, in weakening markets for equities. All stock options granted by the Company since December 2007 vest over four years and have a 10-year contractual term.

Restricted Stock Units

RSUs are rights to receive shares of Common Stock in the future after completion of a specified period of service with the Company. RSUs therefore create incentives not only to increase the Company’s stock price but also to minimize risks that can affect the value of the Common Stock over the long term. Unlike options, which can be rendered generally worthless by a large decline in stock prices which the executive officer may have little ability to control, RSUs retain incentive value in generally falling equity markets, such as was experienced in 2008.

The RSUs awarded to each named executive officer in July 2009 entitle him to receive the specified number of shares of Common Stock in four equal annual installments, on the day before each of the first four anniversaries of the grant.

Timing of Grants

Our practices for granting equity-based compensation greatly reduce the possibility of timing being manipulated to result in stock option exercise prices that do not accurately reflect the value of the stock at the time of the option grant. All of our options are priced on the date the Committee takes formal action to grant the options, and we have never “backdated” the grant of options. Likewise, we do not intentionally time the grant of options in relation to anticipated increases or decreases in our stock price.

Regular awards of equity-based compensation for all eligible continuing employees, including named executive officers, are made on a single pre-established date each year. Since 2008, the Company has granted awards of equity-based compensation in July based on the judgment that the separation of grant and vesting dates for equity-based compensation from the dates for cash bonuses furthers the incentive and retention objectives of the Company by having elements of incentive compensation vest or become payable at two different times of each year.

New-hire options are, with very few exceptions, granted by the Committee on the last business day of the quarter in which employment starts.

Grants of options and other forms of equity-based compensation pursuant to the Stock Incentive Plan may also be made at other times (besides the annual grant and new hire grants) and for specific reasons, at the discretion of the Committee, such as for an exceptional individual contribution to the Company’s goals. During 2009, no named executive officer received any grant other than the regular annual grant under the Stock Incentive Plan.

Deferred Compensation Plan

We maintain a non-qualified Deferred Compensation Plan that allows highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash bonus until the date or dates selected by the participant at the time of annual enrollment. The Deferred Compensation Plan is offered to higher-level employees in order to allow them to defer taxation on more compensation than is permitted under our broad-based tax-qualified 401(k) Plan. Further, we offer the Deferred Compensation Plan as a competitive practice to enable us to attract and retain top talent, and have found it to be effective in that regard.

The amounts deferred under the Deferred Compensation Plan are credited with earnings or debited with losses equal to the returns on measurement funds selected from time to time by the participant from among a group of publicly available variable universal life insurance separate accounts. Participants may change their measurement fund selections at any time, which changes will become effective on the first day of the following month. To increase the security of the participants’ Deferred Compensation Plan benefits and ensure that the Company does not become subject to a significant unfunded liability for those benefits, the Company funds a grantor trust (known as a “rabbi trust”) with amounts equal to the participants’ deferrals and Company matching contributions and causes those funds to be invested in the accounts selected by the participants. The rabbi trust is designed so that assets are available to pay plan benefits to participants in the event the Company is unwilling or unable to pay the plan benefits for any reason other than insolvency (such as following a change in control or management of the Company). As a result, the Company is generally prevented from withdrawing or accessing assets for corporate needs, and the Company does not incur significant out-of-pocket expense related to participants’ earnings on their deferred compensation.

We make matching contributions to the Deferred Compensation Plan equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. Company matching contributions vest at the rate of 20% per year. Vested account balances are paid following termination of employment; however, participants may elect, at the time of annual enrollment, to receive their deferred amounts, adjusted for the performance of their selected measurement funds, either as short-term payouts starting as soon as five years from the date of deferral, or as a retirement benefit to be paid in up to 15 annual installments after retirement.

The level of deferred compensation benefits provided is typically not taken into account in determining a named executive officer’s overall compensation package for a particular year.

Insurance and Other Employee Benefits

In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits, and they receive supplemental executive health benefits at no cost to them, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that these benefits have been valuable in our efforts to recruit and retain qualified management personnel.

Perquisites

We provide a limited amount of perquisites and other personal benefits to our management, including our named executive officers. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties, use of season seats for sporting events when not provided to our customers and the use of condominium units in Sun Valley, Idaho that are leased by the Company. These benefits are minimal in value, broadly available to management-level employees and not considered by the Committee as a factor in establishing the specific compensation levels for any named executive officer.

Termination and Change in Control Payments

Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. In 2007, the Compensation Committee adopted the Change in Control Severance Plan (the “CIC Plan”). Adoption of the CIC Plan followed a review of the Company’s existing change in control provisions conducted by the Committee’s compensation consultant to ensure that the Company’s change in control-related protections are aligned with its defined philosophy and to identify potential changes in those protections aimed at strengthening the retention of executives, as well as establishing standard and competitive change in control terms. Prior to the adoption of the CIC Plan, Messrs. Kanofsky and Walsh were eligible for “single-trigger” change in control severance payments under the terms of their existing employment agreements. The terms of the CIC Plan reflect the Committee’s views that (i) best practices dictate that change in control cash payments should only be payable following termination of an executive officer’s employment (i.e., “double-trigger” benefits), rather than solely upon the occurrence of the change in control (“single-trigger” benefits) and (ii) the benefits payable to any executive officer should be set at the level necessary to fairly compensate the officer for income opportunities and other benefits lost in connection with a change of employment, rather than to enrich the officer upon a change in control. Prior to adopting the CIC Plan, the Committee also reviewed projections of total change in control severance costs and determined they were reasonable and not likely to impede or affect the consideration payable in a potential change in control transaction.

The purpose of the CIC Plan is to provide compensation and benefits to certain senior-level employees of the Company and its subsidiaries upon certain change in control events (a “Change in Control”) involving the Company. The CIC Plan and a similar plan adopted by the Committee in 2007 for departmental director-level employees cover each of the Company’s current named executive officers and all other current and future employees of the Company and its subsidiaries in the position of director or higher, with the exception of Mr. Steinbauer and two other executives who elected to retain the benefits in their existing employment agreements in lieu of participating in the CIC Plan. All compensation and benefits provided to participants under the CIC Plan are in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment within a specified period following a Change in Control that are provided for in any employment agreement between the Company or one of its subsidiaries and a participant.

Under the CIC Plan, upon the occurrence of a Change in Control, except as otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock awards held by each participant will become vested and non-forfeitable, without regard to whether the participant’s employment is terminated. This provision of the CIC Plan reflects a continuation of the pre-existing terms of the 1999 Plan (and is consistent with the terms of the Stock Incentive Plan) applicable to all participants and therefore does not increase any benefits. Based on the previous analysis of its compensation consultant, the Committee determined that single-trigger acceleration of equity awards is the predominant practice among the Company’s peer group and companies in general. Single-trigger vesting of equity awards may avoid complications in the event of a Change in Control that results in the Company’s Common Stock no longer being publicly traded and may also help retain key personnel prior to the transaction. All options awarded under the Stock Incentive Plan and the 1999 Plan and the award agreements for the RSUs granted to the named executive officers in 2009 and 2008 contain the same provision.

The CIC Plan provides for additional compensation on a double-trigger basis. If a participant’s employment is terminated within a one-year period following a Change in Control by a participant for a defined Good Reason, or by the Company for any reason other than Cause or the participant’s death or Disability (each as defined), the participant will be entitled to a lump-sum cash payment, payable within 10 days following the participant’s last day of employment, equal to, as applicable to the named executive officers:

•	if the participant is employed in a position above the Senior Vice President level (Messrs. Kanofsky, Neilsen and Hodges), two times the sum of the participant’s then-current annual base salary and target annual incentive bonus, plus a prorated target annual incentive bonus for the year in which the participant’s employment termination date occurs; and

•	if the participant is employed at the Senior Vice President level (Mr. Walsh), one and one-half times the sum of the participant’s then-current annual base salary and target annual incentive bonus, plus a prorated target bonus for the year in which the participant’s termination date occurs.

The Committee set the levels of these payments with reference to compensation payable in the event of a change in control within the Company’s peer group and among other comparable companies, with the Company’s benefits established slightly below median levels. In addition, the larger proportion of salary payable to more senior executives is intended to reflect the additional time that may be required for such an executive to find a comparable position.

For a description of the specific payments that would be made to our named executive officers in connection with a Change in Control pursuant to the CIC Plan and Mr. Steinbauer’s employment agreement, see “Payments Upon Termination of Employment or Change in Control.”

For 18 months, in the case of participants employed at the Senior Vice President level or higher, following a participant’s last day of employment, the participant and his or her eligible dependents will be entitled to continue to participate at the Company’s expense in the Company’s primary and supplemental executive health benefit plans as in effect immediately prior to the Change in Control, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). This benefit also applies to Mr. Steinbauer under his employment agreement, notwithstanding that he is not participating in the CIC Plan.

In general, if an executive officer who is a participant in the CIC Plan becomes subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code (the “Code”), the Company will reimburse the participant for an amount equal to the amount of any such taxes imposed or to be imposed on the participant, and will “gross up” the tax reimbursement by paying the participant an additional amount equal to the total amount of any additional taxes (including income taxes, excise taxes, special taxes and employment taxes) that are payable by the participant as a result of the tax reimbursement, such that after payment of such additional taxes the participant will have received on a net after-tax basis an amount equal to the tax reimbursement. The Committee believed that such gross-up was reasonable based on competitive practices in order to ensure that the participants receive the intended net benefits under the CIC Plan and concluded that the projected gross-up costs would not be material to the Company.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and each of certain other executive officers of a publicly traded corporation. However, “performance-based compensation,” as defined in Section 162(m), is fully deductible. Our policy is to qualify our incentive compensation programs for full income tax deductibility to the extent feasible and consistent with our overall compensation goals. The Committee takes into account the effect of Section 162(m) if the potential compensation payable to any named executive officer approaches or exceeds $1,000,000. However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not preclude the award of such compensation if the Committee believes it is otherwise justified. Shares distributable upon vesting of RSUs do not constitute “performance-based compensation” under Section 162(m) and therefore may be limited in deductibility. In making the awards of RSUs, the Committee considered the fact that a portion of the compensation of certain of the named executive officers may not be deductible by the Company in 2009 and future years due to Section 162(m).

In 2009, Section 162(m) limited the deductibility of a small portion of the compensation paid to Messrs Kanofsky, Neilsen and Hodges.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2009 and in this proxy statement.

By the Compensation Committee

Leslie Nathanson Juris, Chair
Carl Brooks
Luther P. Cochrane

Summary Compensation

The following table shows compensation information for 2007 through 2009 for each of our named executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total($)

Gordon R. Kanofsky	2009	$750,000	$0	$1,579,907	$493,783	$900,000	$112,780	$3,836,470
Chief Executive Officer	2008	$674,134	$426,997	$849,732	$267,020	$0	$89,056	$2,306,939
and Vice Chairman	2007	$522,854	$12,317	$610,268	$208,199	$254,541	$71,663	$1,679,842
Thomas M. Steinbauer	2009	$425,000	$0	$660,265	$206,375	$382,500	$67,275	$1,741,415
Senior Vice President and Chief	2008	$440,192	$207,188	$255,800	$80,383	$0	$49,742	$1,033,304
Financial Officer	2007	$397,885	$7,650	$306,680	$104,627	$158,100	$55,582	$1,030,524
Ray H. Neilsen	2009	$575,000	$0	$1,103,980	$345,009	$690,000	$149,768	$2,863,757
Chairman of the Board	2008	$469,135	$299,801	$651,503	$204,729	$0	$77,091	$1,702,259
	2007	$297,884	$6,210	$269,013	$91,776	$128,340	$81,254	$874,477
Larry A. Hodges (7)	2009	$550,000	$0	$1,033,969	$323,155	$660,000	$37,948	$2,605,072
President and Chief Operating	2008	$315,192	$357,000	$525,112	$165,011	$0	$7,451	$1,369,766
Officer	2007	—	—	—	—	—	—	—
Peter C. Walsh	2009	$500,000	$0	$819,094	$256,016	$450,000	$76,953	$2,102,063
Senior Vice President, General	2008	$483,173	$228,624	$424,866	$133,510	$0	$64,743	$1,334,916
Counsel and Chief Administrative Officer	2007	$399,154	$9,000	$360,932	$123,136	$186,000	$57,108	$1,135,330

(1)	Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer.

(2)	Represents cash bonuses for 2007 and 2008 performance paid outside of the Bonus Plan in January of the following year.

(3)	Represents the aggregate grant date fair value of awards of restricted stock units (in 2009 and 2008) and performance share units (in 2007) to each of the named executive officers in the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). See Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 16, 2010 (the “2009 Form 10-K”), regarding assumptions underlying the valuation of restricted stock unit and performance share unit awards. The values of performance share units awarded in 2007 are computed based upon the probable outcome of the performance conditions at the date of grant. The values of these awards at the grant date, assuming that the highest level of performance conditions were achieved, were: Mr. Kanofsky — $1,220,536; Mr. Steinbauer — $613,360; Mr. Neilsen — $538,026; Mr. Walsh — $721,864.

(4)	Represents the aggregate grant date fair value of awards of stock options to each of the named executive officers in the applicable year, calculated in accordance with ASC Topic 718. See Note 10 to the Consolidated Financial Statements in the 2009 Form 10-K regarding assumptions underlying the valuation of option awards.

(5)	Represents payment for performance in the applicable year made in January of the following year under the Bonus Plan.

(6)	The table below shows the components of this column for 2009, which include: the Company match on each individual’s 401(k) Plan contributions and on each individual’s Deferred Compensation Plan deferrals (including on deferrals of the individuals’ 2009 annual bonus that was paid in January 2010); the cost of excess term life insurance provided without charge to Mr. Kanofsky; and the cost of providing health benefits for each individual and his covered dependents. The named executive officers received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us. No named executive officer other than Mr. Neilsen and Mr. Hodges individually received perquisites or other personal benefits with an aggregate value, based on the Company’s incremental cost, of $10,000 or more.

			Deferred
		401(k)	Compensation	Term Life			Health	Total All Other
Name	Year	Match	Plan Match	Insurance	Perquisites		Benefits(a)	Compensation

Gordon R. Kanofsky	2009	$4,900	$82,500	$827	$—		$24,553	$112,780
Thomas M. Steinbauer	2009	$4,900	$40,375	$0	$—		$22,000	$67,275
Ray H. Neilsen	2009	$4,900	$63,250	$0	$59,618	(b)	$22,000	$149,768
Larry A. Hodges	2009	$0	$0	$0	$11,048	(c)	$22,000	$37,948
Peter C. Walsh	2009	$4,900	$47,500	$0	$—		$24,553	$76,953

(a)	Represents the Company’s cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his dependents, calculated in accordance with the Company’s COBRA rates for 2009.

(b)	Includes reimbursement of monthly mortgage payments for Mr. Neilsen’s home in Las Vegas, Nevada, in the amount of $54,618.

(c)	Includes $6,048 in assistance provided to Mr. Hodges in connection with his relocation to Las Vegas.

(7)	Mr. Hodges joined the Company as an executive officer on May 31, 2008.

Grant of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2009. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at December 31, 2009 table. The compensation plans under which the grants in this table were made are described generally in “Compensation Discussion and Analysis” and include the Bonus Plan, a non-equity incentive plan, and the Stock Incentive Plan, which provides for stock option, restricted stock, restricted stock unit and performance share unit grants.

Grants of Plan-Based Awards in 2009

						All Other
					All Other	Option Awards:		Closing	Grant Date
		Estimated Future Payouts			Stock Awards:	Number of	Exercise or	Market	Fair Value
		Under Non-Equity			Number of	Securities	Base Price	Price on	of Stock
		Incentive Plan Awards(1)			Shares of	Underlying	of Option	Date of	and Option
		Threshold	Target	Maximum	Stock or Units	Options	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)(4)	($/Share)	($)(5)

Gordon R. Kanofsky	—	$75,000	$750,000	$1,125,000	—	—	$—	$—	$—
	7/31/2009	$—	$—	$—	84,850		$—	$—	$1,579,907
	7/31/2009	$—	$—	$—	—	65,750	$18.62	$18.67	$493,783

Thomas M. Steinbauer	—	$31,875	$318,750	$478,125	—	—	$—	$—	$—
	7/31/2009	$—	$—	$—	35,460	—	$—	$—	$660,265
	7/31/2009	$—	$—	$—	—	27,480	$18.62	$18.67	$206,375

Ray H. Neilsen	—	$57,500	$575,000	$862,500	—	—	$—	$—	$—
	7/31/2009	$—	$—	$—	59,290	—	$—	$—	$1,103,980
	7/31/2009	$—	$—	$—	—	45,940	$18.62	$18.67	$345,009

Larry A. Hodges	—	$55,000	$550,000	$825,000	—	—	$—	$—	$—
	7/31/2009	$—	$—	$—	55,530	—	$—	$—	$1,033,969
	7/31/2009	$—	$—	$—	—	43,030	$18.62	$18.67	$323,155

Peter C. Walsh	—	$37,500	$375,000	$562,500	—	—	$—	$—	$—
	7/31/2009	$—	$—	$—	43,990	—	$—	$—	$819,099
	7/31/2009	$—	$—	$—	—	34,090	$18.62	$18.67	$256,016

(1)	These columns show the range of payouts targeted for 2009 performance under the Bonus Plan as described in the section entitled “Components of Compensation for 2009 — Incentive Cash Bonus” of “Compensation Discussion and Analysis.” The January 2010 bonus payments for 2009 performance were made on the basis of the metrics described in that section, at 120% of target bonus, and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	This column shows restricted stock units granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2009 — Equity-Based Compensation” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2009 table. The restricted stock units granted to the named executive officers were part of our annual equity award program.

(3)	This column shows stock options granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2009 — Equity-Based Compensation” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2009 table. The options granted to the named executive officers were part of our annual equity award program.

(4)	For purposes of the Stock Incentive Plan, the “fair market value per share” of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on that date. We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)	The amounts shown in this column represent the fair value of the restricted stock unit and option awards as of the grant date, determined pursuant to ASC Topic 718. Regardless of the value placed on a restricted stock unit or a stock option on the grant date, the actual value realized by the named executive officer from the restricted stock unit or the option will depend on the market price of our Common Stock at such date in the future when the restricted stock unit vests or the option is exercised.

Outstanding Equity Awards

The following table shows all outstanding stock options, unvested restricted stock units and unvested performance share units held by the named executive officers at the end of 2009.

Outstanding Equity Awards at December 31, 2009

							Stock Awards
										Equity Incentive
		Option Awards					Number	Market Value	Equity Incentive	Plan Awards:
		Number of	Number of				of Shares	of Shares	Plan Awards:	Market or Payout
		Securities	Securities				or Units	or Units	Number of Unearned	Value of Unearned
		Underlying	Underlying	Option			of Stock	of Stock	Shares, Units or	Shares, Units or
		Unexercised	Unexercised	Exercise	Option		That Have	That Have	Other Rights that	Other Rights that
	Grant	Options(#)	Options(#)	Price	Expiration		Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date		(#)(1)	($)(1)	(#)(2)	($)(2)

Gordon R. Kanofsky(3)	12/20/2002	47,660	0	$6.97	12/20/2012	(4)	—	$—	—	$—
	12/11/2003	48,340	0	$11.53	12/11/2013	(4)	—	$—	—	$—
	12/16/2004	83,800	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	61,696	15,424	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	50,898	33,932	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	10,855	10,855	$28.11	12/15/2017	(5)	—	$—	21,710	$330,643
	7/25/2008	16,900	50,700	$12.57	7/25/2018	(5)	50,700	$772,161	—	$—
	7/31/2009	0	65,750	$18.62	7/31/2019	(5)	84,850	$1,292,266	—	$—
Thomas M. Steinbauer	12/11/2003	22,840	0	$11.53	12/11/2013	(4)	—	$—	—	$—
	12/11/2003	5,340	0	$6.97	12/20/2012	(6)	—	$—	—	$—
	12/16/2004	39,600	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	28,848	7,212	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	24,432	16,288	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	5,455	5,455	$28.11	12/15/2017	(5)	—	$—	10,910	$166,159
	7/25/2008	5,087	15,263	$12.57	7/25/2018	(5)	15,263	$232,455	—	$—
	7/31/2009	0	27,480	$18.62	7/31/2019	(5)	35,460	$540,056	—	$—
Ray H. Neilsen	12/16/2004	32,000	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	23,656	5,914	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	18,612	12,408	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	4,785	4,785	$28.11	12/15/2017	(5)	—	$—	9,570	$147,751
	7/25/2008	12,957	38,873	$12.57	7/25/2018	(5)	38,873	$592,036	—	$—
	7/31/2009	0	45,940	$18.62	7/31/2019	(5)	59,290	$902,987	—	$—
Larry A. Hodges(3)	6/8/2001	15,000	0	$6.62	6/8/2011	(7)	—	$—	—	$—
	6/7/2002	15,000	0	$13.22	6/7/2012	(7)	—	$—	—	$—
	7/18/2003	15,000	0	$10.23	7/18/2013	(7)	—	$—	—	$—
	7/16/2004	15,000	0	$15.77	7/16/2014	(7)	—	$—	—	$—
	6/17/2005	15,000	0	$27.41	6/17/2012	(7)	—	$—	—	$—
	6/9/2006	15,000	0	$20.94	6/9/2013	(7)	—
	6/8/2007	15,000	0	$31.37	6/8/2014	(7)	—	$—	—	$—
	7/25/2008	10,443	31,332	$12.57	7/25/2018	(5)	31,332	$477,186	—	$—
	7/31/2009	0	43,030	$18.62	7/31/2019	(5)	55,530	$845,722	—	$—
Peter C. Walsh(3)	4/2/2003	228,000	0	$13.18	3/8/2012	(8)	—	$—	—	$—
	12/16/2004	48,800	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	37,016	9,254	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	30,540	20,360	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	6,420	6,420	$28.11	12/15/2017	(5)	—	$—	12,840	$195,553
	7/25/2008	8,450	25,350	$12.57	7/25/2018	(5)	25,350	$386,081	—	$—
	7/31/2009	0	34,090	$18.62	7/31/2019	(5)	43,990	$669,968	—	$—

(1)	These columns show RSUs granted under the Stock Incentive Plan to each of the named executive officers as part of our annual equity award program. The RSUs granted in July 2008 vest 25% on each of July 24, 2009, 2010, 2011 and 2012. The RSUs granted in July 2009 vest 25% on each of July 30, 2010, 2011, 2012 and 2013. Dividends or dividend equivalents are not payable with respect to the RSUs. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 31, 2009 ($15.23).

(2)	These columns show performance share units (“PSUs”) granted under the Stock Incentive Plan to each of the named executive officers other than Mr. Hodges on December 15, 2007 as part of our annual equity award program. Each PSU represented the right to receive one share of Common Stock when the PSU has been earned and has vested. Approximately 45% of the PSUs granted were earned in January 2010, based on the extent to which the specified performance objectives were attained for the two-year performance period ended December 31, 2009, and the balance of the PSUs granted was forfeited. 50% of the earned PSUs vested on February 8, 2010 and, assuming continued employment or other qualifying relationship with the Company. 25% of the earned PSUs will vest on December 31, 2010 and 25% of the earned PSUs will vest on December 30, 2011. Dividends or dividend equivalents are not payable with respect to the PSUs. The number of PSUs shown in the table is based on achievement of the performance objectives at the target level during the performance period and the payout value is calculated based on the closing sale price of the Common Stock on December 31, 2009 ($15.23).

(3)	The options granted to Messrs. Kanofsky, Hodges and Walsh were transferred by them without consideration to their respective revocable family trusts for estate planning purposes.

(4)	These options vest on our then-standard five-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 20% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 20% vest on the same day in each of the next four years.

(5)	These options vest on our current standard four-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 25% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 25% vest on the same day in each of the next three years.

(6)	20% of the options in the original grant vested on each of December 19, 2003, 2004, 2005, 2006 and 2007.

(7)	These options, pursuant to our then-standard schedule for grants to non-employee Directors, vested in full on the first anniversary of the date of grant.

(8)	20% of the options in the original grant vested on each of April 2, 2003, 2004, 2005, 2006 and 2007.

Option Exercises and Stock Vested

The following table shows all stock options exercised by and vesting of restricted stock units held by the named executive officers in 2009 and the value realized upon exercise or vesting.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)(1)	(#)	($)(2)

Gordon R. Kanofsky	8,000	$19,940	16,900	$336,986
Thomas M. Steinbauer	5,340	$42,306	5,087	$101,435
Ray H. Neilsen	27,324	$259,658	12,957	$258,363
Larry A. Hodges	34,000	$190,950	10,443	$209,278
Peter C. Walsh	33,008	$448,918	8,450	$168,493

(1)	Amounts reflect the difference between the closing sale price of the Common Stock on the date of exercise and the exercise price of the options.
(2)	Amounts reflect the number of shares multiplied by the closing sale price of the Common Stock on the vesting date.

Nonqualified Deferred Compensation

We maintain a nonqualified Deferred Compensation Plan, which is described in the section entitled “Compensation Discussion and Analysis — Components of Compensation for 2009 — Deferred Compensation Plan.”

The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

	Nonqualified Deferred Compensation for 2009
				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at
	in 2009	in 2009	2009	in 2009	December 31, 2009
Name	($)(1)(2)	($)(2)(3)	($)(4)	($)	($)(5)

Gordon R. Kanofsky	$172,500	$82,500	$69,968	$28,399	$998,308
Thomas M. Steinbauer	$40,375	$40,375	$32,133	$24,034	$612,013
Ray H. Neilsen	$126,500	$63,250	$12,245	$0	$178,314
Larry A. Hodges	$0	$0	$0	$0	$0
Peter C. Walsh	$70,000	$47,500	$260,415	$0	$1,211,892

(1)	The amounts in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	Includes deferrals by the named executive officers of their 2009 bonus that was paid in January 2010 or Company matching contributions on those deferrals, respectively.

(3)	The amounts in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.

(4)	No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	Does not include deferrals by the named executive officers of their 2009 bonus that was paid in January 2010 or Company matching contributions on those deferrals. Such amounts are included in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns, respectively, of the Summary Compensation Table.

Payments Upon Termination of Employment or Change in Control

Pursuant to employment agreements in effect as of December 31, 2009 between the Company and each of Messrs. Kanofsky, Neilsen, Hodges, Walsh and Steinbauer and our Change in Control Severance Plan (the “CIC Plan”) in which Messrs. Kanofsky, Neilsen, Hodges and Walsh are participants, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances, including following a change in control of the Company (“CIC”), as described below. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements and the CIC Plan), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements and the CIC Plan), other than (i) distribution of vested account balances in our Deferred Compensation Plan as described below and (ii) payments and benefits provided on a non-discriminatory basis to salaried employees generally.

Mr. Kanofsky.  If we terminate Mr. Kanofsky’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,500,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $36,830 as of December 31, 2009). Such payments and benefits would be contingent on Mr. Kanofsky’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Assuming that a CIC occurred on December 31, 2009 at a transaction price of $15.23, the closing price of our Common Stock on December 31, 2009 (the “CIC Assumption”), as is the case with all employees who hold equity awards, Mr. Kanofsky’s unvested RSUs and PSUs (collectively, “Units”) and unvested stock options would vest immediately upon the CIC (having a value of $2,529,932). If Mr. Kanofsky’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($3,000,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Kanofsky would be entitled to be reimbursed (“grossed-up”) for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Kanofsky. Such severance payments and benefits would be contingent on Mr. Kanofsky’s signing a release of all claims against the Company.

Mr. Neilsen.  If we terminate Mr. Neilsen’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Neilsen terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Neilsen is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,150,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months (having an estimated cost to the Company of $33,000 as of December 31, 2009). Such payments and benefits would be contingent on Mr. Neilsen’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Neilsen’s unvested stock options and Units would vest immediately upon the CIC (having a value of $1,746,176). If Mr. Neilsen’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,300,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Neilsen would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $1,028,943, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 5%. Such severance payments and benefits would be contingent on Mr. Neilsen’s signing a release of all claims against the Company.

Mr. Hodges.  If we terminate Mr. Hodges’ employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Hodges terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Hodges is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,100,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for

18 months (having an estimated cost to the Company of $33,000 as of December 31, 2009). Such payments and benefits would be contingent on Mr. Hodges’ (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Hodges’ unvested stock options and RSUs would vest immediately upon the CIC (having a value of $1,406,251). If Mr. Hodges’ employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,200,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Hodges would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $1,127,016, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and no state income tax. Such severance payments and benefits would be contingent on Mr. Hodges’ signing a release of all claims against the Company.

Mr. Walsh.  If we terminate Mr. Walsh’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $500,000 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $36,830 as of December 31, 2009). Such payments and benefits would be contingent on Mr. Walsh’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

Based on the CIC Assumption, Mr. Walsh’s unvested stock options and Units would vest immediately upon the CIC (having a value of $1,319,033). If Mr. Walsh’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($1,312,500 as of December 31, 2009) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Walsh would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh. Such severance payments and benefits would be contingent on Mr. Walsh’s signing a release of all claims against the Company.

Mr. Steinbauer.  If we terminate Mr. Steinbauer’s employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents for 18 months (having an estimated cost to the Company of $33,000 as of December 31, 2009) and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer’s signing a release of all claims against the Company. Mr. Steinbauer’s employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer’s abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options and Units (having a value of $979,270 based on the CIC Assumption) and the payments and benefits provided on a non-discriminatory basis to salaried employees generally.

In the event a named executive officer’s employment terminates for any reason, whether before or after a CIC, the officer’s vested account balance in the Deferred Compensation Plan will be distributed to him in a lump sum or, in the case of retirement, over a period of years previously selected by the officer. As of December 31, 2009, these balances are: Mr. Kanofsky — $998,308; Mr. Neilsen — $178,314; Mr. Hodges — $0; Mr. Walsh — $1,211,892; Mr. Steinbauer — $612,013.

Except as noted above with respect to the reimbursement of Section 4999 excise and related taxes to Messrs. Kanofsky, Neilsen, Hodges and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding.

Directors’ Compensation

Directors who are employees of the Company (currently, Messrs. Kanofsky, Neilsen, Hodges and Steinbauer) receive no additional compensation for serving on the Board. In 2009, we provided the following compensation to non-employee Directors.

Director Compensation for 2009

	Fees Earned or	Option	Stock	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)		Total ($)

Carl Brooks	$72,500	$28,162	$69,825	$4,000	(2)	$174,487
Luther P. Cochrane	$72,500	$28,162	$69,825	$0		$170,487
Leslie Nathanson Juris	$82,500	$28,162	$69,825	$0		$180,487
J. William Richardson	$87,500	$28,162	$69,825	$0		$185,487

(1)	Represents the grant date fair value of the grant of stock options and RSUs to Directors in 2009. All options and RSUs granted to Directors in 2009 vest in equal installments over a period of four years from the grant date. The grant date fair value of the stock options and RSUs is calculated in accordance with ASC Topic 718. Regardless of the value placed on a stock option or RSU on the grant date, the actual value realized by the Director from the option or RSU will depend on the market price of the Common Stock at such date in the future when the option is exercised or the RSU vests. The following table shows the total number of stock options and RSUs outstanding as of December 31, 2009.

	Total Options	Total Stock Awards
	Outstanding at	Outstanding at
Name	December 31, 2009	December 31, 2009

Carl Brooks	46,250	9,375
Luther P. Cochrane	46,250	9,375
Leslie Nathanson Juris	84,750	9,375
J. William Richardson	83,750	9,375

(2)	This amount represents fees paid to Mr. Brooks for service as Chairman of the Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

In 2009, each non-employee Director received an annual Director’s fee of $50,000, paid in quarterly installments, plus $4,500 for each Board meeting attended in person. The Chairs of the Audit and Compensation Committees received an additional annual fee of $15,000 and $10,000, respectively, paid quarterly, for service in those capacities. Pursuant to our 2002 Non-Employee Directors’ Stock Election Plan, each non-employee Director may elect to be paid all or a portion of his or her Director’s and Board committee fees in shares of Common Stock in lieu of cash. None of our current Directors has elected to do so.

Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Brooks currently serves as the Chairman of the Compliance Committee. For these additional services, Mr. Brooks receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Compliance Committee, but does not receive any additional compensation for these services.

In 2009, the Company granted 3,750 RSUs and options to purchase 3,750 shares of Common Stock to each non-employee Director on July 31, 2009. The options granted become exercisable in equal installments over a period of four years from the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans as of December 31, 2009.

					Number of securities remaining
	Number of securities to		Weighted-average		available for future issuance under
	be issued upon exercise		exercise price of		equity compensation plans
	of outstanding options,		outstanding options,		(excluding securities reflected in
	warrants and rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	6,595,708	(1)	$20.42	(1)	5,010,920	(1)(2)
Equity compensation plans not approved by security holders	0		—		0

Total	6,595,708	(1)	$20.42	(1)	5,010,920	(1)(2)

(1)	The numbers shown in the table include outstanding stock options, restricted stock units and performance share units. The numbers assume that the outstanding performance share units are earned based on the achievement of the specific performance objectives at the target level. Subsequent to December 31, 2009, approximately 45% of the target number of performance share units were earned and the balance was forfeited. The weighted-average exercise price shown in column (b) does not take into account the restricted stock units or performance share units.

(2)	Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors’ Stock Election Plan.

REPORT OF AUDIT COMMITTEE

In conjunction with its activities during the 2009 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Professional Standards, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2009 Form 10-K.

By the Audit Committee

J. William Richardson, Chairman
Carl Brooks
Luther P. Cochrane

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

In January 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and “related parties” (defined as Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

The Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company’s entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $250,000.

A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.

Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

Certain Relationships and Related Party Transactions

Each of the following transactions and relationships was reviewed and approved by the Audit Committee pursuant to the Board’s related party transactions policy described above:

The Neilsen Foundation is a private charitable foundation established by Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder, that is primarily dedicated to spinal cord injury research and treatment. Our former Director of Charitable Giving and Community Relations is a full-time employee of the Neilsen Foundation and continues to occupy Company office space without charge to the Neilsen Foundation and receive Company-provided administrative assistance under a revocable license from the Company. The Neilsen Foundation reimburses the Company at the rate of $30,000 per year for the Company’s estimated cost of providing administrative assistance. Messrs. Ray H. Neilsen and Kanofsky are the co-trustees and are members of the board of directors of the Neilsen Foundation and devote a portion of their time to its affairs, and certain other Company employees provide services to the Neilsen Foundation on an incidental basis. As part of its charitable giving program, the Company is supportive of the goals and objectives of the Neilsen Foundation and considers the expenditure of time by Company employees on behalf of the Neilsen Foundation without compensation to the Company (except as described above) to be consistent with those goals and objectives. Accordingly, the Audit Committee has waived the Company’s policy requiring the Neilsen Foundation to reimburse the Company for services provided by our employees to the Neilsen Foundation.

Messrs. Neilsen and Kanofsky are the co-executors of the Neilsen Estate. Since Craig Neilsen’s death in 2006, Messrs. Neilsen and Kanofsky have provided, and they expect to continue to provide for an indefinite period, personal services in connection with the administration of the Neilsen Estate. The Audit Committee has reviewed the provision of these services to the Neilsen Estate as well as the time and effort devoted by Messrs. Neilsen and Kanofsky on behalf of the Company, and the Audit Committee has determined that it has not detracted and will not detract in any significant manner from the performance of Messrs. Neilsen’s and Kanofsky’s respective duties to the Company, has not resulted and will not result in the Company incurring any incremental payroll or other costs and does not create a conflict of interest. Accordingly, the Audit Committee has waived the Company’s policy to the extent that it would otherwise require reimbursement to the Company with respect to services provided to the Neilsen Estate by Messrs. Neilsen and Kanofsky in their capacities as co-executors of the Neilsen Estate. The Audit Committee will review periodically, not less frequently than annually, the relevant facts and circumstances to determine whether it is appropriate and in the best interest of the Company to rescind this waiver or modify it in any respect. This waiver was reaffirmed by the Audit Committee in July 2009.

FORM 10-K

We will furnish without charge to each stockholder, upon oral or a written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department, a copy of our 2009 Form 10-K (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our 2009 Form 10-K upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at our 2011 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be submitted sufficiently far in advance so that it is received by us not later than January 7, 2011. In the event that any stockholder proposal or Director nomination is presented at the 2011 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by April 2, 2011.

OTHER MATTERS

Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

Our 2009 Annual Report to stockholders is being mailed under the same cover as this proxy statement to each person who was a stockholder of record on May 3, 2010, but is not to be considered a part of the proxy soliciting material. The Company will deliver only one proxy statement and accompanying 2009 Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and accompanying 2009 Annual Report to a stockholder at a shared address to which a single copy of such documents is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement and/or 2009 Annual Report by contacting the Company at Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department or at (702) 567-7000. Similarly, stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying 2009 Annual Report may request delivery of a single copy of the proxy statement and/or 2009 Annual Report by contacting the Company at the address or telephone number set forth above.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

Ray H. Neilsen	Gordon R. Kanofsky
Chairman of the Board	Chief Executive Officer and Vice Chairman

Las Vegas, Nevada
April 30, 2010

AMERISTAR CASINOS, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class C Directors:	01 - Carl Brooks	02 - Gordon R. Kanofsky	03 - J. William Richardson	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐

		For	Against	Abstain
2.	Proposal to ratify the selection of the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

3.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance

		Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

<STOCK #>       016ZDA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — AMERISTAR CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 16, 2010
The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Ray H. Neilsen, Larry A. Hodges, and Thomas M. Steinbauer, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Prairie Room at Ameristar Casino Hotel Kansas City, 3200 North Ameristar Drive, Kansas City, Missouri 64161, at 8:00 a.m. (local time) on Wednesday, June 16, 2010, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as specified on the reverse.
THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS; AND (2) A VOTE “FOR” RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.
IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.